==============================================================================



                              AMENDED AND RESTATED


                                    AGREEMENT


                                       AND

                                 PLAN OF MERGER


                            DATED AS OF JULY 25, 1999


                                  BY AND AMONG


                        BIOVAIL CORPORATION INTERNATIONAL


                        ABCI ACQUISITION SUB. CORPORATION


                                       AND


                             FUISZ TECHNOLOGIES LTD.





==============================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

                                    ARTICLE I

                                    THE OFFER

SECTION 1.01. The Offer.......................................................2
SECTION 1.02. Company Actions.................................................4
SECTION 1.03. Directors.......................................................5

                                   ARTICLE II

                                   THE MERGER

SECTION 2.01. The Merger......................................................6
SECTION 2.02. Effective Time; Closing.........................................6
SECTION 2.03. Effects of the Merger...........................................7
SECTION 2.04. Certificate of Incorporation and By Laws of the Surviving
                 Corporation..................................................7
SECTION 2.05. Directors.......................................................7
SECTION 2.06. Officers........................................................7
SECTION 2.07. Conversion of Shares............................................7
SECTION 2.08. Conversion of Purchaser Common Stock............................8
SECTION 2.09. Company Option Plans............................................8
SECTION 2.10. Shareholders' Meeting...........................................8
SECTION 2.11. Earliest Consummation...........................................9

                                 ARTICLE III

                             EXCHANGE PROVISIONS

SECTION 3.01. Exchange Provisions.............................................9
SECTION 3.02. Stock Transfer Books...........................................14
SECTION 3.03. No Appraisal Rights............................................14

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01. Organization and Qualification; Subsidiaries...................14
SECTION 4.02. Authority Relative to This Agreement...........................15
SECTION 4.03. No Conflict; Required Filings and Consents.....................16

SECTION 4.04. Certain Approvals..............................................17
SECTION 4.05. Opinion of Financial Advisor...................................17
SECTION 4.06. Brokers........................................................17
SECTION 4.07. Capitalization.................................................17
SECTION 4.08. Registration Statement; Proxy Statement........................19
SECTION 4.09. SEC Reports and Financial Statements...........................19
SECTION 4.10. Information....................................................20
SECTION 4.11. Litigation.....................................................21
SECTION 4.12. Compliance with Applicable Laws; Permits.......................21
SECTION 4.13. Employee Benefit Plans.........................................24
SECTION 4.14. Intellectual Property..........................................27
SECTION 4.15. Environmental Matters..........................................28
SECTION 4.16. Material Adverse Change........................................31
SECTION 4.17. Taxes..........................................................32
SECTION 4.18. Material Contracts.............................................33
SECTION 4.19. Insurance......................................................35
SECTION 4.20. Year 2000......................................................35
SECTION 4.21  Affiliates.....................................................36

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

SECTION 5.01. Organization and Qualification.................................37
SECTION 5.02. Authority Relative to this Agreement...........................37
SECTION 5.03. No Conflict; Required Filings and Consents.....................38
SECTION 5.04. Brokers........................................................38
SECTION 5.05  Capitalization.................................................38
SECTION 5.06. Registration Statement; Proxy Statements.......................40
SECTION 5.07. SEC Reports and Financial Statements...........................40
SECTION 5.08  Material Adverse Change........................................41
SECTION 5.09. Information....................................................41
SECTION 5.10  Financing......................................................42
SECTION 5.11. Litigation.....................................................42
SECTION 5.12. Compliance with Applicable Laws; Permits.......................42
SECTION 5.13. Employee Benefit Plans.........................................45
SECTION 5.14. Environmental Matters..........................................46
SECTION 5.15. Year 2000......................................................48

                                   ARTICLE VI

                                    COVENANTS

SECTION 6.01. Conduct of Business of the Company.............................48
SECTION 6.02. Access to Information..........................................52
SECTION 6.03. Reasonable Best Efforts........................................53
SECTION 6.04. Public Announcements...........................................54
SECTION 6.05. Indemnification................................................55
SECTION 6.06. No Solicitation................................................57
SECTION 6.07. Notification of Certain Matters................................60
SECTION 6.08. State Takeover Laws............................................60
SECTION 6.09. Environmental Approvals........................................60
SECTION 6.10. Stock Exchange Listings........................................61
SECTION 6.11  Affiliates.....................................................61
SECTION 6.12. Resignation of Directors; Certain Agreements...................61

                                ARTICLE VII

                 CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger.....62
SECTION 7.02. Conditions to the Obligations of Parent and Purchaser..........62
SECTION 7.03. Conditions to the Obligations of the Company...................63

                               ARTICLE VIII

                        TERMINATION AND ABANDONMENT

SECTION 8.01. Termination....................................................63
SECTION 8.02. Termination by Parent..........................................64
SECTION 8.03. Termination by the Company.....................................65
SECTION 8.04. Procedure for Termination......................................66
SECTION 8.05. Effect of Termination and Abandonment..........................66
SECTION 8.06. Extension; Waiver..............................................67

                                ARTICLE IX

                                  CLOSING

SECTION 9.01. Time and Place.................................................68
SECTION 9.02. Filings at the Closing.........................................68

                                 ARTICLE X

                               MISCELLANEOUS

SECTION 10.01. Non-Survival of Representations and Warranties................68
SECTION 10.02. Entire Agreement; Assignment..................................68
SECTION 10.03. Validity......................................................69
SECTION 10.04. Notices.......................................................69
SECTION 10.05. Governing Law; Jurisdiction...................................70
SECTION 10.06. Descriptive Headings..........................................70
SECTION 10.07. Counterparts..................................................70
SECTION 10.08. Parties in Interest...........................................70
SECTION 10.09. Certain Definitions...........................................71
SECTION 10.10. Remedies......................................................72


ANNEX I    -  Conditions To The Offer
ANNEX II   -  Merger Consideration
ANNEX III  -  Form of Company Affiliate Letter

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


                  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of July 25, 1999, by and among Biovail Corporation International, an Ontario corporation ("Parent"), ABCI Acquisition Sub. Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (the "Purchaser"), and Fuisz Technologies Ltd., a Delaware corporation (the "Company").

                  WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Dr. Richard Fuisz have entered into a Stock Option Agreement, dated July 13, 1999 (the "Stock Option Agreement");

                  WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase such number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares" or "Shares"), as will cause Parent and its affiliates to beneficially own up to 49% of the outstanding Common Shares, but, except as otherwise provided herein, not less than 40% of the outstanding Common Shares, at a price per Common Share of $7.00 net to the seller in cash (such price, as it may hereafter be changed in accordance with the terms of this Agreement, the "Offer Price") upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger (as hereinafter defined), has determined that the Offer and the Merger are fair and in the best interests of the Company's shareholders (the "Shareholders") and is recommending that the Shareholders accept the Offer and tender all their Shares and adopt and approve this Agreement;

                  WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the number of shares of the common stock of Parent (the "Parent Common Stock") as described on Annex II (the "Merger Consideration");

                  WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:


                                    ARTICLE I

                                    THE OFFER


                  SECTION 1.01.     THE OFFER.

                  (a) So long as none of the events set forth in clauses (a) through (f) of Annex I hereto (the "conditions to the Offer") shall have occurred or exist, the Purchaser shall, and Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as promptly as practicable after the date hereof, but in any event not later than July 30, 1999, the Offer for such number of Shares as will cause Parent and its affiliates to beneficially own up to 49%, but except as otherwise provided herein, not less than 40%, of the outstanding Shares (with such Shares to be purchased on a PRO RATA basis among Shares validly tendered and not withdrawn), at the Offer Price, net to the seller in cash. The initial expiration date for the Offer shall be the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act. As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC" or the "Commission") the Purchaser's Tender Offer Statement on Schedule 14D-1 (together with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit thereto) the Purchaser's Offer to Purchase (the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the

Offer. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions to the Offer set forth on Annex I. Without the prior written consent of the Company, the Purchaser shall not decrease the price per Share, waive the Minimum Condition, or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions to the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; PROVIDED, HOWEVER, that Parent shall be required to extend the Offer from time to time to the extent any conditions to the Offer reasonably capable of being satisfied have not been satisfied on the applicable expiration date but not beyond the 55th business day from and including the business day the Offer commences. Any such extension shall not be for a period greater than the period of time Parent reasonably expects to be necessary to satisfy such conditions. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer as of any expiration date, Parent will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer (the "Tender Offer Effective Date").

                  (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by or on behalf of the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by or on behalf of it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to Shareholders, in each case as and to the extent required by applicable federal securities laws.

                  SECTION 1.02.     COMPANY ACTIONS.

                  (a) Contemporaneously with the filing of the Offer Documents, the Company shall file with the SEC and shall promptly mail to the Shareholders a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held on July 6, 1999 has approved the Stock Option Agreement in accordance with Section 203 of the GCL. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held on July 25, 1999 (the "Company Board Meeting"), has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its Shareholders, (ii) approved the Offer and the Merger in accordance with
Section 203 of the GCL (and for purposes of any other applicable state takeover law), and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and this Agreement by the Company's Shareholders (in accordance with the requirements of the Company's Amended and Restated Certificate of Incorporation and of applicable law); PROVIDED, HOWEVER, that, subject to Section 8.02(c), such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines reasonably and in good faith that it is necessary under applicable law to do so in the exercise of its fiduciary obligations after consultation with outside counsel; PROVIDED, FURTHER, HOWEVER, that notwithstanding any withdrawal, modification or amendment of such recommendation, the Company agrees that if the Purchaser purchases Shares pursuant to the Offer, this Agreement shall be submitted to the Shareholders for approval and adoption at the Special Meeting whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

                  (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by or on behalf of the Parent or Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Schedule
14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities law.

                  (c) In connection with the Offer, the Company will promptly furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Securities, including, without limitation, its stockholders list, mailing labels, security position listings and non-objecting beneficial owners list. The Purchaser will keep such information confidential and not use it for any other purpose.

                  SECTION 1.03.     DIRECTORS.

                  (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser or Parent, as the case may be, for Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; PROVIDED, HOWEVER, that prior to the Effective Time (as defined in Section 2.02), the members of the Board which are officers, directors or designees of the Parent ("Purchaser Insiders") shall at all times be less than 50% of the total number of Board members.

                  (b) From and after the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of

Parent or the Purchaser or waiver of any of the Company's rights hereunder, or any other action taken by the Board of Directors of the Company in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

                  (c) Promptly upon the payment by the Purchaser or Parent, as the case may be, for Shares pursuant to the Offer, Parent shall be entitled to designate one officer of the Company (reasonably acceptable to the Company) to address such matters of contract negotiation and administration as Parent shall reasonably request and the Board of Directors of the Company, acting reasonably, shall approve. Such officer shall work together with other business development officers at the Company with comparable duties and responsibilities, and shall be subject to the same currently existing reporting and procedural limitations as such other officers. Such officer shall report to and serve at the pleasure of the Board of Directors of the Company; PROVIDED, that such officer shall not be terminated without the approval of at least two-thirds of the members of the Board of Directors (including Purchaser Insiders).


                                   ARTICLE II

                                   THE MERGER


                  SECTION 2.01. THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                  SECTION 2.02. EFFECTIVE TIME; CLOSING. As soon as practicable after the satisfaction or waiver of the conditions described in Article VII hereof, the Company shall execute in the manner required by the GCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger. The parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective upon filing of the certificate of merger unless a later time is specified in such certificate. The time the Merger becomes effective in ac-cordance with applicable law is referred to as the "Effective Time."

                  SECTION 2.03. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the GCL.

                  SECTION 2.04. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

                  (a) The certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                  (b) Subject to the provisions of Section 6.05 of this Agreement, the by-laws of the Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                  SECTION 2.05. DIRECTORS. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                  SECTION 2.06. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                  SECTION 2.07. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration described in Annex II (other than Shares held by Parent, the Purchaser, any direct or indirect wholly-owned subsidiary of Parent, in the treasury of the Company or by any direct or indirect wholly-owned subsidiary of the Company ("Excluded Shares"), which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto).

                  SECTION 2.08. CONVERSION OF PURCHASER COMMON STOCK. At the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time.

                  SECTION 2.09. COMPANY OPTION PLANS. The Board of Directors of the Company and the Committee (as defined in the Option Plan (as defined below)) have adopted such resolutions, and shall take such other actions as may be necessary, so that each outstanding option (an "Option") granted under the Company's 1991 Stock Option Plan, 1994 Director Stock Option Plan and 1994 Stock Incentive Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall, if not exercised within five business days, be terminated immediately prior to the Effective Time.

                  SECTION 2.10.     SHAREHOLDERS' MEETING.

                  (a) As required by the Company's Amended and Restated Certificate of Incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                    (i) duly call, give notice of, convene and hold a special meeting of its Shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement, whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it;

                   (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to comply with Section 6.03(b) and (y) to obtain the necessary approvals of the Merger and this Agreement by its Shareholders; and

                  (iii) subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, include in the Statement the recommendation of the Board of Directors of the Company that Shareholders vote in favor of the approval of the Merger and the adoption of this Agreement; PROVIDED, HOWEVER, that notwithstanding any withdrawal, modification or amendment of the recommendation of the Board of Directors of the Company made at the Company Board Meeting, the Company agrees that this Agreement shall be submitted to the Shareholders for approval and adoption at the Special Meeting whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

                  (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries or affiliates in favor of the approval of the Merger and the adoption of this Agreement.

                  SECTION 2.11. EARLIEST CONSUMMATION. Each party hereto shall use its reasonable best efforts to consummate the Merger as soon as practicable.


                                   ARTICLE III

                               EXCHANGE PROVISIONS


                  SECTION 3.01. EXCHANGE PROVISIONS.

                  (a) EXCHANGE AGENT. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent subject to the Company's consent, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section through the Exchange Agent, certificates evidencing a sufficient number of shares of Parent Common Stock as would permit the Exchange Agent to issue such number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.07 (such certificates for Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.07 out of the Exchange Fund in accordance with the procedures specified in this Section 3.01. Except as contemplated by Section

3.01(g) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates")
(i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

                  (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, if any, to which such holder is entitled pursuant to this
Section 3.01 (including any cash in lieu of any fractional Parent Common Stock to which such holder is entitled pursuant to Section 3.01(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(d) (together, the "Additional Payments")), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.01, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

                  (d) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock the holder of such Certificate is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.01(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Common Stock to which such holder is entitled pursuant to Section 3.01(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Stock.
After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 3.01, be deemed for all purposes to evidence ownership of the number of shares of Parent Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

                  (e) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. At the Effective Time all outstanding shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration for such shares of Company Common Stock. All Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.01(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (f) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock.
Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Trading Price (as defined on Annex II). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 3.01(b),
(c) and (d).

                  (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for three months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (h) NO LIABILITY. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

                  (k) FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Purchaser or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Purchaser and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be reasonably necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  (l) As of the Effective Time, Parent shall enter into the agreements with the holders of the warrants set forth on the Company Disclosure Statement (the "Company Warrants") required by such warrants.

                  SECTION 3.02 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

                  SECTION 3.03. NO APPRAISAL RIGHTS. In accordance with Section 262(b) of the Delaware Act, no holder of shares of Company Common Stock shall be entitled to appraisal rights.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                  The Company represents and warrants to Parent and the Purchaser that except as set forth in the section or subsection of the Company Disclosure Statement corresponding to the section or subsection of this Article IV delivered to Parent and the Purchaser prior to the execution hereof (the "Company Disclosure Statement"):

                  SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary (as defined in Section 10.09) of the Company (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on the Company (as defined below). The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a Subsidiary), partnership, joint venture or other business association or entity. The term "Material Adverse Effect on the Company" means any change in, or effect on, the business, results of operations, assets, financial condition or prospects of the Company or any of the Subsidiaries that is or would reasonably be expected to be materially adverse to the Company and the Subsidiaries taken as a whole.

                  SECTION 4.02.     AUTHORITY RELATIVE TO THIS AGREEMENT.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of a majority of the outstanding Shares to the extent required by the Company's Amended and Restated Certificate of Incorporation and by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally (the "Bankruptcy Exceptions") and (ii) is subject to general principles of equity. The Board of Directors of the Company has, at the Company Board Meeting approved and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby, determined that the Offer and the Merger is fair to the Shareholders, recommended that the Shareholders approve and adopt this Agreement, the Merger and tender their Shares pursuant to the Offer and approved the submission of this Agreement to the Shareholders at the Special Meeting if the Purchaser purchases Shares pursuant to the Offer whether or not the Board of Directors of the Company determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

                  (b) To the knowledge of the Company as of the date of this Agreement, all of its directors and executive officers intend to tender their Shares pursuant to the Offer.

                  SECTION 4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions hereof or thereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government, subdivision thereof, or any administrative, governmental, regulatory or self-regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental
Entity") or person who is not a Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, the Securities Act of 1933, as amended, or applicable state securities "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions, (ii) the filing of a certificate of merger pursuant to the GCL and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

                  (b) Except as set forth in clause (a) of this Section 4.03, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and thereby or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or violate the Amended and Restated Certificate of Incorporation or bylaws of the Company or the comparable organizational documents of any of the Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit or the creation of any Lien (as defined) on any of the property or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause
(iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected, except, in the case of clause (ii) and
(iii), for any such Violation which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  SECTION 4.04. CERTAIN APPROVALS. The Board of Directors of the Company has taken appropriate action such that the provisions of Section 203 of the GCL will not apply to the

Offer, the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

                  SECTION 4.05. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Warburg Dillon Read LLC to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger, taken together, by the holders of Company Common Stock (other than Parent and its affiliates) is fair, from a financial point of view, to such holders.

                  SECTION 4.06. BROKERS. Except for the engagement of Warburg Dillon Read LLC (a copy of whose engagement letter previously has been delivered by the Company to Parent), none of the Company, any of the Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                  SECTION 4.07. CAPITALIZATION. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the Amended and Restated Certificate of Incorporation and the by-laws, each as amended to the date hereof, of the Company. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 2,323,356 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Except as set forth on the Company Disclosure Statement, as of the close of business on the day prior to execution of this Agreement, there were no shares of Preferred Stock issued and outstanding. As of the close of business on the day prior to execution of this Agreement, there were 22,668,923 Common Shares issued, of which 638,200 were owned by the Company or a wholly-owned Subsidiary. The Company has no shares of capital stock reserved for issuance, except that, as of the day prior to execution of this Agreement, there were 3,432,625 Common Shares reserved for issuance pursuant to Options outstanding on the date hereof pursuant to the Option Plans and 5,660,337 Common Shares reserved for issuance pursuant to the Company's 7% Convertible Subordinated Debentures due 2004 (the "Convertible Debentures"). Since the day prior to execution of this Agreement, the Company has not issued any Options or shares of capital stock except pursuant to the exercise of Options outstanding as of such date and in accordance with their terms. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of the Subsidiaries issued and outstanding. Except for the Options, the Convertible Debentures and the warrants set forth on the Company Disclosure Statement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries, obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Subsidiaries as are owned by the Company or by a wholly owned Subsidiary are free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Section 4.07 of the Company Disclosure Statement contains a complete list as of the date hereof of each Subsidiary and sets forth with respect to each of the Subsidiaries its name and jurisdiction of organization and the number of shares of capital stock or share capital owned by the Company and each other person.

                  SECTION 4.08. REGISTRATION STATEMENT; PROXY STATEMENT. Except for information concerning the Parent that the Parent has provided for inclusion or incorporation by reference in the Proxy Statement, such information, at the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meetings and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be.

                  SECTION 4.09.     SEC REPORTS AND FINANCIAL STATEMENTS.

                  (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC until the date hereof (the "SEC Reports"). As of their respective dates and except as subsequently amended prior to the date hereof, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows (including the notes thereto) for each of the three years in the period ended December 31, 1998 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K for the year ended December 31, 1998 included in the SEC Reports present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles applied on a consistent basis as of and during the periods involved ("GAAP").

                  (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Company contained in the Forms 10-Q for the periods ended March 31, 1999, included in the SEC Reports (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X under the Exchange Act. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly and do present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries for the period presented therein in conformity with GAAP applied on a consistent basis during the periods involved.

                  (d) The Company and the Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, unliquidated, conditional or otherwise) except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at March 31, 1999 included in the Quarterly Financial Statements (the "Company Balance Sheet") or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  SECTION 4.10. INFORMATION. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 (including the information included therein in order to comply with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder), (iii) the Proxy Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to Shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made in any such documents based on information supplied by or on behalf of Parent or the Purchaser in writing specifically for inclusion in the Statement.

                  SECTION 4.11. LITIGATION. There is no suit, action, proceeding or governmental investigation before any commission or other administrative authority pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, with respect to or affecting the Company's or any of the Subsidiaries' operations, business, products, sales practices or financial condition, except for suits, actions and proceedings that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Subsidiaries, except for judgments, decrees, injunctions and orders that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no facts known to the Company which, if known by a potential claimant or any Governmental Entity, would reasonably give rise to a claim or proceeding which, if asserted or conducted would be reasonably likely to have a Material Adverse Effect on the Company.

                  SECTION 4.12.     COMPLIANCE WITH APPLICABLE LAWS; PERMITS.

                  (a) The Company and the Subsidiaries have been in compliance with all laws, regulations and orders of any Governmental Entity applicable to it or the Subsidiaries, except for such failures so to comply which, individually and in the aggregate, would not have a Material Adverse Effect on the Company. The business operations of the Company and the Subsidiaries have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                  (b) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the FDA, the United States Drug Enforcement Administration (the "DEA"), and similar authorities in other jurisdictions, necessary for the Company or any Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (ii) any Company Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse
Effect on the Company. As used in this Agreement, "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of the United States or any other jurisdiction, including, without limitation, the Federal Food, Drug, and Cosmetic Act (the "FDCA"), the Controlled Substances Act, and any other similar act or law.

                  (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

                    (i) all manufacturing operations of the Company and the Subsidiaries are being conducted in substantial compliance with applicable good manufacturing practices;

                   (ii) all necessary clearances or approvals from governmental agencies for all drug and device products which are manufactured or sold by the Company and the Subsidiaries have been obtained, and the Company and the Subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by the Company and the Subsidiaries of such products;

                  (iii) all of the clinical studies which have been, or are being, conducted by or for the Company and the Subsidiaries are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory requirements;

                   (iv) as of the date of this Agreement, neither the Company nor any of the Subsidiaries has received written notice of any petition or other attempt by a brand name drug company to have the therapeutic equivalence rating of a Subsidiary product withheld or altered;

                    (v) none of the Company, the Subsidiaries or, to the Company's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by the Company or a Subsidiary or while acting as an agent of the Company or a Subsidiary) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar governmental agency, failed to disclose a material fact required to be disclosed to the

         FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

                   (vi) neither the Company nor any of the Subsidiaries has received any written notice that the FDA or any similar governmental agency has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any of the Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or any of the Subsidiaries.

                  (vii) as to each article of drug, device, cosmetic or vitamin manufactured and/or distributed by the Company or any of the Subsidiaries, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or Law of any jurisdiction; and

                 (viii) none of the Company, the Subsidiaries or, to the Company's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by the Company or a Subsidiary or while acting as an agent of the Company or a Subsidiary, subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

                  (d) As to each product subject to FDA's jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") which is manufactured, tested, distributed, held, and/or marketed by the Company, such product is being manufactured, held and distributed in compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

                  (e) The Company will promptly provide Parent with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the

FDCA or the CSA of the Company or any product of the Company, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect on the Company.

                  SECTION 4.13.     EMPLOYEE BENEFIT PLANS.

                  (a) Section 4.13 of the Company Disclosure Statement includes a complete list of all bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance, incentive, or other employee benefit plans, programs and agreements providing benefits to any employee, former employee, director or former director of the Company or any of the Subsidiaries sponsored or maintained by or on behalf of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries contributes or is obligated to contribute or otherwise may have liability (collectively, the "Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                  (b) With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, if any; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

                  (c) The Company and each of the Subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter, and to the knowledge of the Company nothing has occurred at the date hereof that would reasonably be expected to cause the loss of such qualification.

                  (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under GAAP.

                  (e) With respect to each plan which is subject to Title IV or
Section 302 of ERISA or Section 412 of the Code maintained or contributed to (or required to be contributed to) by the Company, any Subsidiary or any ERISA Affiliate (as hereinafter defined), (i) there does not now exist, nor do any circumstances exist that could result in, any liability of the Company or any of the Subsidiaries under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) neither the Company nor any of the Subsidiaries has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) and there has been no waiver or application for a waiver of any minimum funding standard or extension of any amortization period under Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA and the regulations thereunder), except as waived by PBGC regulation, has occurred or is expected to occur, (iv) no notice of intent to terminate has been filed with the Pension Benefit Guaranty Corporation, (v) the Pension Benefit Guaranty Corporation has not instituted any proceedings to terminate the plan or to appoint a trustee to administer the plan, and (vi) there has been no event requiring disclosure under
Section 4063(a) of ERISA. For purposes of this Section 4.13, the term "ERISA Affiliate" shall mean any business or entity (whether or not incorporated) which is a member of the same "controlled group of corporations", under "common control" or an "affiliated service group" with the Company or any Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code, or is under "common control" with the Company or any Subsidiary within the meaning of
Section 4001(a)(14) of ERISA.

                  (f) Neither the Company nor any Subsidiary nor any ERISA Affiliate has been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any plan which is a multiemployer plan as defined in ERISA Section 3(37) (a "Multiemployer Plan"). Neither the Company nor any Subsidiary nor any ERISA Affiliate has completely or partially withdrawn from any Multiemployer Plan. No Multiemployer Plan as to which the Company, any Subsidiary or any ERISA Affiliate is required to contribute is in reorganization within the meaning of
Part 3 of Subtitle E of Title IV of ERISA. The Company has delivered to Parent a schedule showing the contributions of the Company, any of the Subsidiaries, and any ERISA Affiliates to each of the Multiemployer Plans for the most recent five plan years.

                  (g) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of the Subsidiaries. The only severance agreements or severance policies applicable to the Company or any of the Subsidiaries in the event of a change of control of the Company are the agreements referred to in Section 4.13 of the Company Disclosure Statement.

                  (h) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened in connection with any of the Plans (other than routine claims for benefits).

                  (i) Neither the Company nor any of the Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other welfare benefits to any employee, former employee, director or former director upon his retirement or termination of service (other than continuation coverage required under Section 4980B of the Code), and neither the Company nor any of the Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee, former employee, director or former director that such benefits would be provided.

                  (j) The Company, the Subsidiaries and their ERISA Affiliates are in compliance with the continuation coverage provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

                  (k) None of the Company, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a material tax or penalty on the Company or its Subsidiaries under Section 4975 of the Code or
Section 502(i) of ERISA.

                  SECTION 4.14.     INTELLECTUAL PROPERTY.

                  (a) Except as would not, individually and in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and each of the Subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use and has maintained in good standing (in each case, clear of any Liens of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, including the items listed in Section 4.14 of the Company Disclosure Statement, (ii) no claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or the Subsidiaries (iv) to the knowledge of the Company, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Intellectual Property; (v) the Company has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property; (vi) the Company has no knowledge of any claim or knowledge of any facts that would give the Company any reason to reasonably believe that the Company's or its Subsidiaries' use of any Intellectual Property infringes any right of any third party; (vii) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any third party is infringing on any of the Company's or its Subsidiaries' rights in any of the Intellectual Property; (viii) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any of its actions or the actions of its Subsidiaries has infringed or is infringing on any third party's Intellectual Property rights; (ix) to the knowledge of the Company, there are no undisclosed government restrictions, domestic or foreign, which specifically limit the manner in which any of the Intellectual Property may be used or licensed; and (x) to the knowledge of the Company, neither the Company, its Subsidiaries nor any of their respective officers or directors has disclosed any confidential information of the Company or any of its Subsidiaries which would constitute trade secrets, except in the ordinary course of business of the Company and its Subsidiaries or with the authority of the Company or its Subsidiaries.

                  (b) For purposes of this Agreement, "Intellectual Property" shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, computer software programs and applications (including imbedded software), and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

                  SECTION 4.15 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company,
(i) to the Company's knowledge, no Hazardous Materials (as defined below) are present at, on or under any real property currently or to the Company's knowledge, formerly owned, leased or operated by the Company or any Subsidiary to an extent or in a manner or condition now requiring investigation, response, corrective action by the Company or any Subsidiary or for which the Company or any Subsidiary is financially responsible, or other action, or that would be reasonably likely to result in liability of, or costs to, the Company or any of the Subsidiaries, in each case under any Environmental Law (as defined below),
(ii) there is currently no civil, criminal or administrative action, suit, demand, hearing, proceeding, notice of violation, investigation, notice or demand letter, or request for information pending or to the knowledge of the Company, threatened, under any Environmental Law against the Company or any of the Subsidiaries, (iii) the Company and the Subsidiaries have not received any written claims or notices alleging liability under any Environmental Law currently pending, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims or notices, (iv) the Company and each of the Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and have no liability under any, applicable Environmental Laws, (v) no property or facility currently or, to the Company's knowledge, formerly owned, leased or operated by the Company or any of the Subsidiaries or any of their respective predecessors-in-interest, or at which Hazardous Materials have been manufactured, handled, to the Company's knowledge, tested, formulated, prepared, encapsulated, packaged, bottled or stored for the Company or any of its Subsidiaries, or Hazardous Materials of the Company or any of the Subsidiaries have been stored, treated or disposed of, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any comparable list established under any Environmental
Law, (vi) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity of any Environmental Permits held by the Company or any of the Subsidiaries, and will not require any remediation under any Environmental
Law, (vii) no friable asbestos now requiring abatement is present in, on, or at any property, facility or equipment of the Company or any of the Subsidiaries, (viii) to the Company's knowledge, there are no past or present events, conditions, activities, or practices, including, without limitation, the disposal, emission or release of any Hazardous Materials, which would reasonably be expected to prevent the Company and the Subsidiaries' compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of the Company or any of the Subsidiaries under any Environmental Law, (ix) no Lien has been asserted or recorded, or to the knowledge of the Company and each of the Subsidiaries threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by the Company or any of the Subsidiaries, (x) neither the Company nor any of the Subsidiaries has received a written claim pursuant to a contract or agreement assuming any liabilities or obligations arising under any Environmental Law including, without limitation, any such liabilities or obligations with respect to formerly owned, leased or operated real property or facilities, or former divisions or subsidiaries, (xi) neither the Company nor any of the Subsidiaries has entered into or agreed to any judgment, decree or order by any judicial or administrative tribunal or agency and neither the Company nor any of the Subsidiaries is subject to any judgment, decree order or agreement, in each case relating to compliance with any Environmental Law or requiring the Company or any of the Subsidiaries to conduct any investigation, response, corrective or other action under any Environmental
Law, and (xii) there are no underground storage tanks or related piping, or impoundments, at any real property owned, operated or leased by the Company or any of the Subsidiaries, and any former such tanks, piping, or impoundments, on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

                  For purposes of this Agreement, the term "Environmental Laws" means the common law and all applicable federal, state, local and foreign laws, rules, regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of human safety or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, subsurface strata, and natural resources such as wetlands, flora, fauna), including without limitation, laws relating to experimental use of animals or disposal of animal carcasses, emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. For purposes of this Agreement, the term "Hazardous Materials" means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, medical, biohazardous, or infectious waste, animal carcass, any toxin, virus, infectious disease or disease-causing agent or any other constituent, waste, chemical, compound, material or substance, including without limitation, petroleum or any petroleum product, including crude oil or any fraction thereof, subject to regulation by or that can give rise to liability under any Environmental Law. For purposes of this Agreement, the term "Environmental Permit" means any permit, license, approval, consent or other authorization provided or issued by any government or regulatory authority pursuant to an Environmental Law.

                  The Company has made available to the Purchaser and Parent all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in the possession, custody or control of the Company or any Subsidiary relating to the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, leased or used by the Company or any of the Subsidiaries or concerning compliance by the Company and any Subsidiaries with, or liability of any of them under, any Environmental Law.

                  SECTION 4.16.     MATERIAL ADVERSE CHANGE.

                  (a) Since March 31, 1999, there has not been any change, or any development that is reasonably likely to result in a change, that would have a Material Adverse Effect on the Company. Since March 31, 1999, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly:

                    (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock of the Company;

                   (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

                  (iii) any payment or granting by the Company or any of the Subsidiaries of any increase in compensation to any director, officer or, other than in the ordinary course of business consistent with past practice, employee of the Company or any of the Subsidiaries;

                   (iv) any granting by the Company or any of the Subsidiaries to any such director or officer, other than in the ordinary course of business consistent with past practice, employee of any increase in severance or termination pay;

                    (v) any entry by the Company or any of the Subsidiaries into any employment, consulting, severance or termination agreement with any such director or officer, other than in the ordinary course of business consistent with past practice;

                   (vi) any adoption or increase in payments to or benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company or any of the Subsidiaries;

                  (vii) any change in accounting methods, principles or practices by the Company or any of the Subsidiaries, except insofar as may have been required by changes in GAAP; or

                 (viii) any agreement to do any of the things described in the preceding clauses (i) through (vii).

                  SECTION 4.17. TAXES. (i) The Company and each Subsidiary have prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed for any period (or portion thereof), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or such Subsidiary, and each such Tax Return is ac-curate and complete; (ii) to the Company's knowledge, the Company and each Subsidiary have timely paid all Taxes due and payable by them and have made adequate provision (in accordance with GAAP) for any Taxes of the Company and/or such Subsidiary that are not yet due and payable; (iii) to the Company's knowledge, the Company and each Subsidiary have withheld and paid in a timely manner all Taxes required to have been withheld and paid by them;
(iv) any deficiencies or assessments asserted in writing against the Company and/or any Subsidiary by any taxing authority have been paid or fully and finally settled and no issue previously raised by any such taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the date hereof); (v) neither the Company nor any Subsidiary is presently under examination or audit by any taxing authority and, to the knowledge of the Company, no examination or audit of the Company or any Subsidiary is pending or threatened by any taxing authority; (vi) no extension of the period for assessment or collection of any Tax of the Company or any Subsidiary is currently in effect and no extension of time within which to file any Tax Return of the Company or any Subsidiary has been requested, which Tax Return has not since been filed; (vii) neither the Company nor any Subsidiary has made or agreed to make or was or is required to make any adjustment under Section 481 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar provision of state, local or foreign law);
(viii) there are no Tax sharing agreements or arrangements to which the Company or any Subsidiary is a party; (ix) neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code (or any similar provision of state, local or foreign law); (x) neither the Company nor any Subsidiary is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law); (xi) no stock of the Company is a "United States real property interest," within the meaning of Section 897(c) of the Code; (xii) there are no "excess loss accounts" (as defined in Treas. Reg. Section 1.1502-19) with respect to any stock of any Subsidiary; (xiii) neither the Company nor any Subsidiary has any (a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. Sections 1.1502-13 and 1.1502-13T prior to amendment by Treasury Decision 8597 (issued July 12, 1995)) or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. Sections 1.1502-14 and 1.1502-14T prior to amendment by Treasury Decision 8597) or (b) any gain subject to

Treas. Reg. Section 1.1502-13, as amended by Treasury Decision 8597; (xiv) the Company has delivered to Purchaser true and complete copies of (a) all Federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any Subsidiary for all open years (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued by the IRS or any other taxing authority with respect to any period that is still open.

                  SECTION 4.18. MATERIAL CONTRACTS. (a) Other than as disclosed in Section 4.18 of the Company Disclosure Statement, there are no (i) agreements of the Company or any of the Subsidiaries containing an unexpired covenant not to compete applying to the Company or any of the Subsidiaries, (ii) employment or consulting agreements, or arrangements, (iii) collective bargaining agreements, (iv) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company or any of the Subsidiaries is a party, (v) material agreements providing for payment based on revenues, sales or profits, (vi) agreements between the Company or any of the Subsidiaries, on the one hand, and any affiliate of the Company, on the other hand, (vii) any other material agreement not entered into in the ordinary course of business or (viii) other contracts or amendments thereto that would be required to be filed and have not been filed as a exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (collectively, the "Material Contracts"). Assuming each Material Contract constitutes a valid and binding obligation of each other party thereto, each Material Contract is a valid and binding obligation of the Company or the applicable Subsidiary, as the case may be. To the Company's knowledge, each Material Contract is a valid and binding obligation of each other party thereto, and each such Material Contract is in full force and effect and is enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as such enforcement may be limited by the Bankruptcy Exceptions and subject to general principles of equity. To the knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company, any Subsidiary or any third party under any of the Material Contracts. Neither the Company nor any of its Subsidiaries is a party to, or bound by any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company or its Subsidiaries according to the terms of this Agreement will be a default of a material provision under or an event of acceleration, or grounds for termination, or whereby timely performance by the Company of this Agreement may be prohibited or delayed. Immediately after the Effective Time, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.

                  (b) The Company's relationship with Merck & Co., Inc. ("Merck") is in good standing. To the Company's knowledge, Merck is willing to negotiate a firm supply agreement with the Company for MK3 (subject to acceptable terms).

                  SECTION 4.19. INSURANCE. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is in the Company's judgment adequate to insure against risks to which the Company is normally exposed in its day-to-day operations, consistent with industry practice for companies (i) engaged in similar businesses and (ii) of at least similar size to that of the Company and the Subsidiaries, and have maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or the Subsidiaries or any of the properties owned, occupied or controlled by the Company or any of the Subsidiaries, in such amount as reasonably deemed necessary by the Company. To the Company's knowledge, each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company Balance Sheet reflects adequate reserves for any insurance programs which require (or have required) the Company or any of the Subsidiaries to retain a portion of each loss, including, but not limited to, deductible and self-insurance programs.

                  SECTION 4.20. YEAR 2000 Either (i) all Information Systems and Equipment (as defined below) are in all material respects either Year 2000 Compliant (as defined below) or (ii) any reprogramming, remediation, or any other corrective action, including the internal testing of all such Information Systems and Equipment, will be completed in all material respects by July 31, 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable consequence of failure to become Year 2000 Compliant, to the Company and the Subsidiaries (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in a Material Adverse Effect on the Company.

                  "Year 2000 Compliant" means that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same and multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs today and shall not otherwise materially impair the accuracy or functionality of Information Systems and Equipment.

                  "Information Systems and Equipment" means all material computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by the Company or any of the Subsidiaries, including through third-party service providers, and which, in whole or in part, are integral to, the Company's or any of the Subsidiaries' conduct of their business.

                  SECTION 4.21 AFFILIATES. The Company has delivered to Parent in Section 4.21 of the Company Disclosure Statement a list identifying all persons who to the best of the Company's knowledge may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates") and, promptly after the execution of this Agreement, the Company will deliver the written agreement of each such person promptly after execution of this Agreement, substantially in the form of Annex III.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER


                  Parent and the Purchaser represent and warrant to the Company as follows:

                  SECTION 5.01 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized and validly existing under the laws of Ontario, Canada. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent (as defined below). The term "Material Adverse Effect on Parent" means any change in, or effect on, the business, results of operations, financial condition or prospects of Parent or any of its subsidiaries (the "Parent Subsidiaries") that is or could reasonably be expected to be materially adverse to Parent and its subsidiaries taken as a whole.

                  SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability

(i) may be limited by the Bankruptcy Exceptions and (ii) is subject to general principles of equity.

                  SECTION 5.03.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity or person who is not a Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act and (iv) compliance with or receiving exemptions from the applicable requirements of the Ontario Securities Act and the by-laws of The Toronto Stock Exchange.

                  (b) Except as set forth in clause (a) of this Section 5.03, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) and (iii), for any such Violation which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  SECTION 5.04. BROKERS. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation, none of the Parent nor the Purchaser or any of their respective officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                  SECTION 5.05 CAPITALIZATION. Parent has heretofore made available to the Company a complete and correct copy of the Articles of Amalgamation and the by-laws, each as amended to the date hereof, of Parent. The authorized capital stock of Parent consists of 120,000,000 common shares and an unlimited number of class A special shares (the "Special Stock"). As of the close of business on the day prior to execution of this Agreement, there were no shares of Special Stock issued or outstanding. As of the close of business on June 30, 1999, there were 24,352,019 shares of Parent Common Stock issued, of which none were owned by Parent or a wholly-owned subsidiary. Parent has no shares of capital stock reserved for issuance. As of June 30, 1999 there were options outstanding for 2,265,792 shares of Parent Common Stock under Parent's stock option plan (the "Parent Options"). Since June 30, 1999, Parent has not issued any Parent Options or shares of capital stock except pursuant to the exercise of Parent Options outstanding as of such date and in accordance with their terms. All the outstanding shares of Parent Common Stock are, and all shares Parent Common Stock which may be issued pursuant to the exercise of outstanding Parent Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent or any of the Parent Subsidiaries issued and outstanding. Except for the Parent Options and warrants for 3,737,000 shares of Parent Common Stock, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any of its subsidiaries, obligating Parent or any of the Parent Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any of the Parent Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Parent or any of the Parent Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of the Parent Subsidiaries. As of the date hereof, neither parent nor any of its affiliates owns any Common Shares of the Company other than those disclosed in Amendment No. 1 to the Schedule 13D to be filed July 26, 1999.

                  SECTION 5.06. REGISTRATION STATEMENT; PROXY STATEMENTS. None of the information provided by Parent for inclusion or incorporation by reference in (i) the registration statement registering under the Securities Act the Parent Common Stock to be issued at the Effective Time (such registration statement as amended by any amendments thereto being referred to herein as the "Registration Statement") or (ii) the Company Proxy Statement shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective and (ii) the Effective Time, and in the case of the Company Proxy Statement, on the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Parent shall occur which is required to be described in the Registration Statement or Company Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and Company Proxy Statement will (with respect to Parent and the Purchaser) comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

                  SECTION 5.07.     SEC REPORTS AND FINANCIAL STATEMENTS.

                  (a) The Parent has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Parent with the SEC until the date hereof (the "Parent SEC Reports"). As of their respective dates, and except as subsequently amended prior to the date hereof, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows (including the notes thereto) for each of the three years in the period ended

December 31, 1998 (including the related notes and schedules thereto) of the Parent contained in the Parent's Form 20-F for the year ended December 31, 1998 included in the Parent SEC Reports present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with Canadian generally accepted accounting principles applied on a consistent basis as of and during the periods involved ("Canadian GAAP").

                  (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Parent contained in the Form 6-K for the periods ended March 31, 1999, included in the Parent SEC Reports (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X under the Exchange Act. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly and do present fairly the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries for the period presented therein in conformity with Canadian GAAP applied on a consistent basis during the periods involved.

                  (d) Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent, unliquidated, conditional or otherwise) except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at March 31, 1999 included in the Quarterly Financial Statements (the "Parent Balance Sheet"), (ii) incurred in the ordinary course of business consistent with past practice since such date or (iii) which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  SECTION 5.08 MATERIAL ADVERSE CHANGE. Since March 31, 1999, there has not been any change, or any development that is reasonably likely to result in a change, that would have a Material Adverse Effect on Parent.

                  SECTION 5.09. INFORMATION. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in (i) the Offer Documents, (ii) the Schedule 14D-9 (including the information included therein in order to comply with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder), (iii) the Proxy Statement or (iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to Shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 5.10 FINANCING. Parent and Purchaser have made adequate arrangements to have, and will have available to them, upon consummation of the Offer, immediately available funds necessary to consummate the Offer.

                  SECTION 5.11. LITIGATION. There is no suit, action, proceeding or governmental investigation before any commission or other administrative authority pending or, to the knowledge of Parent, threatened against or affecting Parent or any of the Parent Subsidiaries, with respect to or affecting Parent's or any of the Parent Subsidiaries' operations, business, products, sales practices or financial condition, except for suits, actions and proceedings that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent or any of the Subsidiaries, except for judgments, decrees, injunctions and orders that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There are no facts known to Parent which, if known by a potential claimant or any Governmental Entity, would reasonably give rise to a claim or proceeding which, if asserted or conducted, would be reasonably likely to have a Material Adverse Effect on Parent.

                  SECTION 5.12.     COMPLIANCE WITH APPLICABLE LAWS; PERMITS.

                  (a) Parent and the Parent Subsidiaries have been in compliance with all laws, regulations and orders of any Governmental Entity applicable to it or the Parent Subsidiaries, except for such failures so to comply which, individually and in the aggregate, would not have a Material Adverse Effect on Parent. The business operations of Parent and the Parent Subsidiaries have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

                  (b) Each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the FDA, the DEA, and similar authorities in other jurisdictions, necessary for Parent or any Parent Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (ii) any Parent Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent:

                    (i) all manufacturing operations of Parent and the Parent Subsidiaries are being conducted in substantial compliance with applicable good manufacturing practices;

                   (ii) all necessary clearances or approvals from governmental agencies for all drug and device products which are manufactured or sold by Parent and the Parent Subsidiaries have been obtained, and Parent and the Parent Subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by Parent and the Parent Subsidiaries of such products;

                  (iii) all of the clinical studies which have been, or are being, conducted by or for Parent and the Parent Subsidiaries are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory requirements;

                   (iv) as of the date of this Agreement, neither the Parent nor any of the Parent Subsidiaries has received written notice of any petition or other attempt by a brand name drug company to have the therapeutic equivalence rating of a Parent Subsidiary product withheld or altered;

                    (v) none of Parent, the Parent Subsidiaries or to Parent's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by Parent or a Parent Subsidiary or while acting as an agent of Parent or a Parent Subsidiary) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar governmental agency, failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

                   (vi) neither Parent nor any of the Parent Subsidiaries has received any written notice that the FDA or any similar governmental agency has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Parent or any of the Parent Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of Parent or any of the Parent Subsidiaries.

                  (vii) as to each article of drug, device, cosmetic or vitamin manufactured and/or distributed by Parent or any of the Parent Subsidiaries, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or Law of any jurisdiction; and

                 (viii) none of Parent, the Parent Subsidiaries or, to Parent's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by Parent or a Parent Subsidiary or while acting as an agent of the Company or a Subsidiary), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

                  (d) As to each product subject to FDA's jurisdiction under the FDCA and the jurisdiction of the Drug Enforcement

Agency under the CSA which is manufactured, tested, distributed, held, and/or marketed by Parent, such product is being manufactured, held and distributed in compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

                  (e) Parent will promptly provide the Company with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the FDCA or the CSA of Parent or any product of Parent, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect on Parent.

                  SECTION 5.13.     EMPLOYEE BENEFIT PLANS.

                  (a) All bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance, incentive, or other employee benefit plans, programs and agreements providing benefits to any employee, former employee, director or former director of Parent or any of the Parent Subsidiaries sponsored or maintained by or on behalf of Parent or any of the Parent Subsidiaries or to which Parent or any of the Parent Subsidiaries contributes or is obligated to contribute or otherwise may have liability (collectively, the "Parent Plans") are in compliance, in all material respects with all laws and regulations applicable to the Parent Plans.

                  (b) All contributions required to be made to any Parent Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Parent included in the Parent SEC Reports to the extent required under Canadian GAAP.

                  SECTION 5.14 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) to Parent's knowledge no Hazard-ous Materials (as defined below) are present at, on or under any real property currently or, to Parent's knowledge, formerly owned, leased or operated by Parent or any Parent Subsidiary to an extent or in a manner or condition now requiring investigation, response, corrective action or other action by Parent or for which Parent or any Parent Subsidiary is financially responsible, or that would be reasonably likely to result in liability of, or costs to, Parent or any of the Parent Subsidiaries, in each case under any Environmental Law (as defined below), (ii) there is currently no civil, criminal or administrative action, suit, demand, hearing, proceeding, notice of violation, investigation, notice or demand letter, or request for information pending or to the knowledge of Parent, threatened, under any Environmental Law against Parent or any of the Parent Subsidiaries, (iii) Parent and the Parent Subsidiaries have not received any written claims or notices alleging liability under any Environmental Law currently pending, and Parent has no knowledge of any circumstances that would reasonably be expected to result in such claims or notices, (iv) Parent and each of the Parent Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and have no liability under any, applicable Environmental Laws, (v) no property or facility currently or, to Parent's knowledge, formerly owned, leased or operated by Parent or any of the Parent Subsidiaries or any of their respective predecessors-in-interest, or, to Parent's knowledge, at which Hazardous Materials have been manufactured, handled, tested, formulated, prepared, encapsulated, packaged, bottled or stored for Parent or any of the Parent Subsidiaries, or Hazardous Materials of Parent or any of the Parent Subsidiaries have been stored, treated or disposed of, is listed or proposed for listing on the National Priorities List or the Comprehensive
Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any comparable list established under any Environmental Law, (vi) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity of any Environmental Permits held by Parent or any of the Parent Subsidiaries, and will not require any remediation under any Environmental Law, (vii) no friable asbestos now requiring abatement is present in, on, or at any property, facility or equipment of Parent or any of the Parent Subsidiaries, (viii) to Parent's knowledge there are no past or present events, conditions, activities, or practices, including, without limitation, the disposal, emission or release of any Hazardous Materials, which would reasonably be expected to prevent Parent and the Parent Subsidiar-ies' compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of Parent or any of the Parent Subsidiaries under any Environmental Law, (ix) no Lien has been asserted or recorded, or to the knowledge of Parent and each of the Parent Subsidiaries threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by Parent or any of the Parent Subsidiaries, (x) neither Parent nor any of the Parent Subsidiaries has received a written claim pursuant to a contract or agreement assuming any liabilities or obligations arising under any Environmental Law including, without limitation, any such liabilities or obligations with respect to formerly owned, leased or operated real property or facilities, or former divisions or subsidiaries, (xi) neither Parent nor any of the Parent Subsidiaries has entered into or agreed to any judgment, decree or order by any judicial or administrative tribunal or agency and neither Parent nor any of the Parent Subsidiaries is subject to any judgment, decree order or agreement, in each case relating to compliance with any Environmental Law or requiring Parent or any of the Parent Subsidiaries to conduct any investigation, response, corrective or other action under any Environmental Law, and (xii) there are no underground storage tanks or related piping, or impoundments, at any real property owned, operated or leased by Parent or any of the Parent Subsidiaries, and any former such tanks, piping, or impoundments, on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

                  Parent has made available to the Company all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in the possession, custody or control of Parent or any Parent Subsidiary relating to the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, leased or used by Parent or any of the Parent Subsidiaries or concerning compliance by Parent and any Parent Subsidiaries with, or liability of any of them under, any Environmental Law.

                  SECTION 5.15. YEAR 2000. Either (i) all Parent Information Systems and Equipment (as defined below) are in all material respects Year 2000 Compliant or (ii) any reprogramming, remediation, or any other corrective action, including the internal testing of all such Parent Information Systems and Equipment, will be completed in all material respects by September 30, 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable con-sequence of failure to become Year 2000 Compliant, to Parent and the Parent Subsidiaries (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in a Material Adverse Effect on Parent.

                  "Parent Information Systems and Equipment" means all material computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by Parent or any of the Parent Subsidiaries, including through third-party service providers, and which, in whole or in part, are integral to, Parent's or any of the Parent Subsidiaries' conduct of their business.


                                   ARTICLE VI

                                    COVENANTS


                  SECTION 6.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as required by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts, and will cause each of the Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth in
Section 6.01 of the Company Disclosure Statement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, which consent, prior to the consummation of the Offer, shall not be unreasonably withheld:

                  (a) adopt any amendment to its certificate of incorporation or by laws or comparable organizational documents;

                  (b) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue or sell, or authorize the issuance, reissu-ance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options (including under any existing options plans) to acquire any convertible securities or capital stock, other than the issuance of Common Shares pursuant to the exercise of Options outstanding on the date hereof pursuant to the terms thereof as in effect on the date hereof as contemplated by Section 2.09, or
         (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, capital stock, rights thereto or other assets, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of the wholly-owned Subsidiaries;

                  (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                  (e) except for (A) increases in salary, wages and benefits of non-executive officers or employees of the Company or the Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in salary, wages and benefits granted to officers and employees of the Company or the Subsidiaries in conjunction with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice, or (C) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of the Subsidiaries), or
         (ii) pay any benefit not required by any existing plan or arrangement, or (iii) grant any severance or termination pay (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or polices), or (iv) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Subsidiaries (including independent contractors and consultants), or (v) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law or regulation;

                  (f) acquire, sell, lease, mortgage, encumber or dispose of any assets (other than inventory) or securities with a value, individually or in the aggregate, in excess of $10.0 million, in the case of rolling stock, or $1.0 million in the case of other assets or securities, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Subsidiary and the Company or another wholly-owned Subsidiary of the Company;

                  (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary and the Company or another wholly-owned Subsidiary or (iv) make any offer to purchase the Convertible Debentures;

                  (h) modify, amend or terminate any of the Material Contracts or waive, release or assign any rights or claims thereunder, except in the ordinary course of business and consistent with past practice;

                  (i) change any of the accounting methods used by it unless required by GAAP, make any material Tax election or change or revoke any material Tax election already made, adopt, request or consent to any new material Tax accounting method, change any material Tax accounting method un-less required by applicable law, enter into any material closing agreement, settle any material Tax claim or assessment or consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

                  (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries (other than the Merger);

                  (k) pay, discharge or satisfy, or fail to pay, discharge or satisfy, any claim, liability or obligation (contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

                  (l) take, or agree to commit to take, any action that would result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms thereof or materially delay such consummation; or

                  (m) except in the ordinary course of business or as otherwise expressly contemplated hereby, grant or acquire any material licenses to use any Intellectual Property Rights or unpatented inventions; PROVIDED that the Company and its Subsidiaries shall not grant any material licenses to use any material Intellectual Property Rights or unpatented inventions without the prior written consent of Parent, which consent shall not be unreasonably withheld;

                  (n) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  SECTION 6.02. ACCESS TO INFORMATION. (a) From the date hereof until the Effective Time, the Company will, and will cause the Subsidiaries, and each of its and their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, provide Parent, the Purchaser and any person providing or proposing to provide financing to Parent or Purchaser ("Financing Sources") and their respective officers, employees, counsel, advisors, representatives (collectively, the "Parent Representatives") reasonable access, during normal business hours and upon reasonable notice, to the officers and employees, offices and other facilities and to the books and records of the Company and the Subsidiaries, as will permit Parent and the Purchaser to make inspections of such as either of them may reasonably require and will cause the Company Representatives and the Company's Subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such other information with respect to the business, operations and prospects of the Company and the Subsidiaries as Parent and the Purchaser may from time to time reasonably request. Unless otherwise required by law, Parent and the Purchaser will, and will cause the Parent Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, the Purchaser or the Parent Representatives. The
Company agrees to make reasonably available its executive officers for presentations to any Financing Sources. In the event of termination of this Agreement for any reason, Parent and the Purchaser will, and will cause the Parent Representatives to, return to the Company all copies of written information furnished by the Company or any of the Company Representatives to Parent or the Purchaser or the Parent Representatives and destroy all memoranda, notes and other writings prepared by Parent, the Purchaser or the Parent Representatives based upon or including the information furnished by the Company or any of the Company Representatives to Parent or the Purchaser or the Parent Representatives (and Parent will certify to the Company that such destruction has occurred).

                  (b) From the date hereof until the Effective Time, Parent will, and will cause its subsidiaries, and each of the Parent Representatives to, provide the Company and any Company Representatives reasonable access, during normal business hours and upon reasonable notice, to the officers and employees, offices and other facilities and to the books and records of Parent and its Subsidiaries, as will permit the Company to make inspections of such as it may reasonably require and will cause the Parent Representatives and its subsidiaries to furnish the Company and the Company Representatives to the extent available with such other information with respect to the business, operations and prospects of the Parent and its subsidiaries as the Company may from time to time reasonably request. Unless otherwise required by law, the Company will, and will cause the Company Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the Company or the Company Representatives. In the event of termination of this Agreement for any reason, The Company will, and will cause the Company Representatives to, return to Parent all copies of written information furnished by Parent or any of the Parent Representatives to the Company or the Company
Representatives and destroy all memoranda, notes and other writings prepared by the Company or the Company Representatives based upon or including the information furnished by Parent or any of the Parent Representatives to the Company or the Company Representatives (and the Company will certify to Parent that such destruction has occurred).

                  (c) The Company will assist Parent in securing access to Merck in order to pursue business opportunities.

                  SECTION 6.03. REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer and this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers and (iii) the lifting of any legal bar to the Merger. Parent shall cause Purchaser to perform all of its obligations under this Agreement and shall not knowingly take any action that would cause the Company to fail to perform its obligations hereunder. The Company shall not knowingly take any action that would cause either Parent or Purchaser to fail to perform its obligations hereunder.

                  (b) The Company shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof the Company Proxy Statement and Parent shall file the Registration Statement in which the Company Proxy Statement shall be included. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC and the Company Proxy Statement cleared by the staff of the SEC as promptly as practicable. Parent shall take any action required to be taken under applicable state blue sky or securities laws in connection with the Parent Common Stock to be issued as Closing
Consideration. Parent and the Company shall promptly furnish to each other all information, and take such other actions (including, without limitation, using all commercially reasonable efforts to provide any required consents of their respective independent accountants or auditors, as the case may be), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 6.03(b).

                  (c) In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents, Schedule 14D-9, Company Proxy Statement or the Registration Statement, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  SECTION 6.04. PUBLIC ANNOUNCEMENTS. (a) So long as this Agreement is in effect, Parent, the Purchaser and the Company agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to (i) the transactions contemplated by this Agreement and (ii) the Company's second quarter earnings.

                  (b) So long as this Agreement is in effect, the Company agrees to provide Parent with notice and copies of any press release or any public statement at least 24 hours prior to issuance; PROVIDED, that this provision shall not prevent the Company from issuing a press release if the Company in good faith determines that it must do so and makes reasonable attempts to so notify Parent. Parent shall designate a single person with whom the Company should communicate for purposes of this Section 6.04(b). The Company shall use its reasonable efforts to accommodate any comments provided by Parent on a press release before the end of such 24 hour period, but the Company shall maintain final editorial control over any press releases. The 24 hour period shall commence at 8:00 a.m. New York time on the next business day following the day notice was received if such day was not a business day.

                  SECTION 6.05.     INDEMNIFICATION.

                  (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company as provided in the Company's Amended and Restated Certificate of Incorporation or by laws, in an agreement between any such person and the Company, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect after the Effective Time. Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Subsidiaries as provided in the certificate of incorporation or by laws or similar organizational document, in an agreement between any such person and such Subsidiary, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect after the Effective Time. After the Effective Time, Parent also agrees to and to cause any successors to indemnify all directors and officers of the Company or of any of the Subsidiaries ("Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers or directors of the Company or any of the Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees occurring at or prior to the Effective Time. Without limitation of the foregoing, in the event that after the Effective Time any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay, subject to applicable law, as incurred such Indemnified Party's reasonable legal and other expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation and preparation) incurred in connection therewith; PROVIDED, HOWEVER, that Parent shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties. Parent shall be entitled to participate in the defense of any such action or proceeding and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. Parent shall, subject to applicable law, pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.05.

                  (b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to any Indemnified Party and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring at or prior to the Effective Time; and PROVIDED, FURTHER, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.05(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (c) The covenants in this Section 6.05 are intended for the benefit of and shall be enforceable by each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

                  (d) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.05, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall succeed to the obligations set forth in this Section 6.05.

                  (e) OPERATIONS OF PURCHASER. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

                  SECTION 6.06.     NO SOLICITATION.

                  (a) The Company represents and warrants to, and covenants and agrees with, Parent and the Purchaser that neither the Company nor any of the Subsidiaries has any agreement, arrangement or understanding regarding an Acquisition Transaction (as hereinafter defined) with any party expressing an interest in an Acquisition Transaction that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement. The Company shall, and shall cause the Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction. The Company shall not, and the Company shall cause the Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, (i) any acquisition or purchase of 25% or more of the assets or business of the Company and its subsidiaries, taken as a whole, or a 25% or more voting equity interest in (including by way of a tender offer), or (ii) any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company (the foregoing clause (i) and (ii) being referred to collectively as an "Acquisition Transaction"), or (y) negotiate, explore or discuss in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated hereby. Notwithstanding anything to the contrary in the foregoing, the Company may, prior to the Special Meeting, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all or substantially all of the Shares (or all or substantially all of the assets of the Company and the Subsidiaries) from a Third Party (i) furnish or disclose non-public information to such Third Party, (ii) negotiate, discuss or otherwise communicate with such Third Party and (iii) in the case of an unsolicited tender offer for Shares, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommen-dation of this Agreement and the transactions contemplated hereby or recommend (or resolve to recommend) such Acquisition Transaction with a Third Party to Shareholders (including disclosing to the Company's stockholders such position contemplated by Rules l4d-9 and 14e-2 promulgated under the Exchange Act), in each case only if the Board of Directors of the Company determines reasonably and in good faith: (1) after consultation with and based (as to legal matters) upon advice of outside counsel that it is required to do so in the exercise of its fiduciary obligations, (2) (after consultation with Warburg Dillon Read LLC) that such proposed Acquisition Transaction or tender offer is more favorable to the Shareholders from a financial point of view than the transaction contemplated hereby (including any adjustment to the terms and conditions proposed by Parent and the Purchaser in response to such proposed Acquisition Transaction (a proposal with respect to such Acquisition Transaction meeting the requirements of clauses (1) and (2) is referred to herein as a "Superior Proposal"). Prior to furnishing or disclosing any non-public information to such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"), but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company. The Company shall give Parent one day's written notice prior to entering into any such Confidentiality Agreement. The Company shall provide to Parent copies of all such non-public information delivered to such Third Party concurrently with such delivery. Notwithstanding the foregoing, the Board of Directors of the Company shall not, and the Company shall not, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or enter into a definitive agreement with respect to a Superior Proposal unless (x) the Company has given Parent three business days' notice of the intention of the Board of Directors to withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or the intention of the Company to enter into such definitive agreement, as the case may be, (y) if Parent makes a counter-proposal within such three business day period, the Board of Directors of the Company shall have determined, in light of any such counter-proposal, that the Third Party Acquisition Transaction proposal is still a Superior Proposal, and (z) the Company concurrently terminates this Agreement in accordance with the terms hereof and pays any Termination Fee (as defined) required under Section 8.03(c).

                  (b) The Company shall promptly (but in any event within one day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of the Subsidiaries or any of its or their bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.06(a). The Company shall promptly (but in any event within one day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and all the material terms thereof. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a Third Party. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent in writing of (i) the calling of meetings of the Board of Directors of the Company to take action with respect to such Acquisition Transaction, (ii) the execution of any letters of intent, memoranda of understanding or similar non-binding agreements with respect to such Acquisition Transaction, (iii) the waiver of any standstill agreement to which the Company is or becomes a party,
(iv) the determination by the Board of Directors of the Company to recommend to the Shareholders that they approve or accept a Superior Proposal or withdraw or modify in a manner adverse to the Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, (v) the determination by the Company to publicly disclose receipt of a Superior Proposal and (vi) the waiver by the Company of any confidentiality agreement with a person proposing a Superior Proposal.

                  SECTION 6.07. NOTIFICATION OF CERTAIN MATTERS. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would (i) cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

                  SECTION 6.08. STATE TAKEOVER LAWS. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, and the Stock Option Agreement of any state takeover law. The Board of Directors of the Company shall not amend, modify or rescind the approval of any purchase of Shares in the Offer or under the Stock Option Agreement for purposes of Section 203 of the GCL. The Company will use its reasonable best efforts to ensure that the provisions of any applicable or alleged or asserted to be applicable state takeover law will not be applicable to the Offer, the Merger or any of the other transactions contemplated by this Agreement.

                  SECTION 6.09. ENVIRONMENTAL APPROVALS. The Company shall obtain all approvals, consents and authorizations and make all filings required under and pursuant to any Environmental Law required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                  SECTION 6.10. STOCK EXCHANGE LISTINGS. Parent shall use all commercially reasonable efforts to list on the NYSE and the Toronto Stock Exchange, upon official notice of issuance, the Parent Common Stock to be issued in connection with the Merger.

                  SECTION 6.11 AFFILIATES. The Company shall advise Parent in writing of any person who, to the Company's knowledge, becomes an Affiliate after the date hereof and prior to the Effective Time and shall use all commercially reasonable efforts to cause each such person to deliver to Parent, no later than the date such person becomes an Affiliate, a written agreement substantially in the form of Annex III hereto. Parent shall use all commercially reasonable efforts to satisfy for two years after the Effective Time the requirements of Rule 144(c) under the Securities Act.

                  SECTION 6.12. RESIGNATION OF DIRECTORS; CERTAIN AGREEMENTS.
(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent at no cost the resignations of such directors of its Subsidiaries as Parent shall specify, effective at the Effective Time. In connection with any such resignation, the directors shall simultaneously reconvey their directors' qualifying shares, if any, to the applicable Subsidiary or such other persons as Parent shall specify at no additional expense to Parent, Purchaser or such Subsidiary other than customary expenses directly relating to the transfer and issuance of directors' qualifying shares, if any.

                  (b) The Company will (i) promptly give notice to Paul Kennedy that its engagement of him as financial advisor pursuant to a letter agreement dated June 24, 1999 shall terminate on the earliest possible date pursuant to such agreement, (ii) will not consent to the disclosure of non-public information by him to a third party and (iii) will request that he cease all activities under such agreement.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER


                  SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing (as defined in Section 9.01) of each of the following conditions:

                  (a) SHAREHOLDER APPROVAL. The Shareholders shall have duly approved and adopted this Agreement and the transactions contemplated by this Agreement, to the extent required under applicable law.

                  (b) INJUNCTIONS; ILLEGALITY. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

                  SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The obligation of Parent and Purchaser to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or
Purchaser:

                  (a) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except for those failures to so perform or comply which are not willful and those failures, whether or not willful, that, individually or in the aggregate, would not either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect on the Company.

                  (b) PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof, unless Purchaser's failure to accept for payment and pay for Shares results from Purchaser's breach of any provision of the Agreement.

                  SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the
Company:

                  (a) PERFORMANCE. Parent and Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date except for those failures to so perform or comply that, individually or in the aggregate, would not either impair the ability of Parent or Purchaser to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect on Parent.

                  (b) PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof, unless Purchaser's failure to accept for payment and pay for Shares results from the Company's breach of any provision of the Agreement.


                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT


                  SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by the written agreement of Parent and the Company duly authorized by their respective Boards of Directors;

                  (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 2000, which date may be extended by mutual consent of the parties hereto;

                  (c) by either Parent or the Company, if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (d) by either Parent or the Company, if the approval of a majority of the outstanding shares of Company Common Stock cast at the Special Meeting or any adjournment thereof is not obtained.

                  SECTION 8.02. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if:

                  (a) the Company shall have willfully failed to perform in all material respects its covenants or agreements contained in this Agreement which would have a Material Adverse

Effect on the Company or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within ten business days after notice by Parent or Purchaser thereof;

                  (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the Offer condition set forth in clause (b)(i) of Annex I would not be satisfied; PROVIDED, HOWEVER, that if such breach or breaches are capable of being cured prior to the consummation of the Offer (as required to be extended pursuant to Section 1.01(a)), only if such breaches shall not have been cured within 10 days of delivery to the Company of written notice of such breach or breaches;

                  (c) the Board of Directors of the Company (i) fails to recommend the approval of this Agreement and the Merger to the Company's stockholders, (ii) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger (it being understood that taking no position on a tender offer for the Company as contemplated by Rules 14d-9 and 14e-2 shall not be deemed a withdrawal, amendment or modification) or (iii) makes any recommendation with respect to an Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; or

                  (d) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex I, Purchaser shall have (i) terminated the Offer in accordance with the provisions of Annex I, or
(ii) failed to pay for Shares pursuant to the Offer within 120 days following the date hereof, unless such failure to pay for Shares is a result of the failure of Parent or Purchaser to perform any of its covenants and agreements contained in this Agreement.

                  SECTION 8.03. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of the Directors of the Company, if:

                  (a) Parent or Purchaser shall have failed to perform in all material respects its covenants or agreements contained in this Agreement which would have a Material Adverse Effect on Parent or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and Parent or the Purchaser has not cured such breach within ten business days after notice by the Company thereof;

                  (b) the representations and warranties of the Parent and Purchaser contained in this Agreement at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date) shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect on Parent (or if such representations and warranties are qualified by reference to materiality or a Material Adverse Effect on Parent, shall not be true and correct); PROVIDED, HOWEVER, that if such breach or breaches are capable of being cured prior to the consummation of the Offer (as required to be extended pursuant to Section 1.01(a)), only if such breaches shall not be cured within 10 days of delivery to Parent of written notice of such breach or breaches;

                  (c) if (A)(x) the Company proposes entering into a definitive agreement with respect to a Superior Proposal or (y) the Board of Directors of the Company recommends a Third Party Acquisition Transaction which is an unsolicited all cash tender offer for any and all Shares and which constitutes a Superior Proposal, (B) the Company gives Parent the three business days' notice as required pursuant to the last sentence of Section 6.06(a), (C) if a counter-proposal was made by Parent within such three business day period, the Board of Directors of the Company has determined, in light of the counter-proposal, that the Third Party Acquisition Transaction (or proposal therefor) is still a Superior Proposal as required by the last sentence of
Section 6.06(a) and (D) the Company has paid to Parent by wire transfer or immediately available funds to an account specified by Parent a fee of $5.5 million immediately prior to such termination; or

                  (d) if (i) Purchaser fails to commence the Offer as provided in Section 1.01, (ii) Purchaser fails to pay for Shares pursuant to the Offer within 120 days following the date hereof, unless such failure to pay for Shares is the result of the failure of the Company to perform any of its covenants and agreements contained in this Agreement or (iii) Purchaser terminates the Offer in accordance with the provisions of Annex I.

                  SECTION 8.04. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger by Parent or the Company pursuant to this Article VIII, written notice thereof shall forthwith be given to the other.

                  SECTION 8.05. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 8.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (b) In the event of a termination of this Agreement by Parent pursuant to Section 8.02(c) then, in any such case, the Company shall within two business days of such termination pay Parent by wire transfer or immediately available funds to an account specified by Parent a fee of $5.5 million.

                  (c) In the event of a termination of this Agreement (i) pursuant to Section 8.01(c) based on the Company's actions or omissions or (d) or (ii) by Parent pursuant to Section 8.02(a) or (b), and in the case of either clause (i) or clause (ii), prior to such termination any person shall have made a proposal with respect to an Acquisition Transaction with the Company or its stockholders, and, if prior to or within twelve months after such termination the Company or any subsidiary of the Company enters into a definitive agreement with a third party with respect to, or consummates, an Acquisition Transaction, then the Company, as a condition to and prior to the earlier of entering into any such definitive agreement and consummating an Acquisition Transaction, shall pay Parent by wire transfer or immediately available funds to an account specified by Parent, a fee of $5.5 million.

                  (d) The Company acknowledges that Parent would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty in the event that this Agreement shall be terminated under circumstances referred to in Section 8.03(c) and paragraphs (b) and (c) of
Section 8.05. The parties acknowledge that the agreements contained in this
Article VIII (including this Section 8.05) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Parent and Purchaser acknowledge that whenever a fee is payable by the Company to Parent pursuant this Article VIII, payment by the Company of such fee in accordance with the terms of the applicable paragraph shall be deemed a release of the Company from all liability under this Agreement.

                  SECTION 8.06. EXTENSION; WAIVER. Subject to Section 1.03(b), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                                    CLOSING


                  SECTION 9.01. TIME AND PLACE. Subject to the provisions of Articles VII and VIII, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Parent, Purchaser and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                  SECTION 9.02. FILINGS AT THE CLOSING. Subject to the provisions of Articles VII and VIII, the Company, Parent and Purchaser shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X

                                  MISCELLANEOUS


                  SECTION 10.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

                  SECTION 10.02.    ENTIRE AGREEMENT; ASSIGNMENT.

                  (a) This Agreement (including the documents and the instruments referred to herein) the Confidentiality Agreement executed by Parent dated July 13, 1999 and the Confidentiality Agreement executed by the Company dated July 18, 1999 constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  SECTION 10.03. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  SECTION 10.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile (with receipt confirmed) to the respective parties as follows:

                  If to Parent or the Purchaser:

                  Biovail Corporation International
                  2488 Dunwin Drive
                  Mississauga, Ontario
                  Canada, L5L 1J9

                  Attention:  General Counsel
                  Fax: (416) 285-6499
                  with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005
                  Attention:           Roger Andrus, Esq.
                  Fax:                 212-269-5420

                  If to the Company:

                  Fuisz Technologies Ltd.
                  14555 Avion at Lakeside
                  Chantilly, Virginia  20150

                  Attention:           General Counsel
                  Fax:                 (703) 995-2445

                  with a copy to:

                  Gibson Dunn & Crutcher LLP
                  1050 Connecticut Avenue, N.W.
                  Washington, D.C.  20036

                  Attention:           Ronald Mueller, Esq.
                  Fax:                 (202) 530-9569

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  SECTION 10.05. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (b) In addition, each of the parties hereto agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

                  SECTION 10.06. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 10.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  SECTION 10.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.09, 3.01 and 6.05, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 10.09. CERTAIN DEFINITIONS. As used in this Agreement:

                  (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) the term "knowledge" shall mean the actual knowledge of, with respect to the Company, the Company's executive officers and, with respect to Parent or Purchaser, Parent's executive officers;
                  (c) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term it defined in Section 13(d)(3) of the Exchange Act);

                  (d) the term "subsidiary" or "subsidiaries", means, with respect to Parent, the Company, or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity;

                  (e) The term "TAX" or "TAXES" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever,
         (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii);

                  (f) The term "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes; and

                  (g) the term "Termination Fee" means a fee payable by the Company to Parent pursuant to Section 8.05(b), (c) or (d) of this Agreement.

                  SECTION 10.10. REMEDIES. Except as set forth below, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of a termination of this Agreement pursuant to which a Termination Fee is paid pursuant to Section 8.05 hereof, the receipt of such Termination Fee shall serve as payment of liquidated damages with respect to any breach of this Agreement by the party paying such Termination Fee giving rise to such termination, and receipt of such Termination Fee shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach.

                  IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                        BIOVAIL CORPORATION INTERNATIONAL


                                        By: /s/ Eugene Melnyk
                                            ------------------------------
                                            Name:  Eugene Melnyk
                                            Title: Chairman


                                        ABCI ACQUISITION SUB. CORPORATION


                                        By: /s/ Eugene Melnyk
                                            ------------------------------
                                            Name:  Eugene Melnyk
                                            Title: Chairman


                                        FUISZ TECHNOLOGIES LTD.


                                        By: /s/ Steven H. Willard
                                            ------------------------------
                                            Name:  Steven H. Willard
                                            Title: Executive Vice President
                                                   and General Counsel

                                                                         ANNEX I


                             CONDITIONS TO THE OFFER


                  Notwithstanding any other provisions of the Offer, in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the terms of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the regulations referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer, if (i) there are not validly tendered and not withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of Common Shares which, together with Shares beneficially owned by Parent or its affiliates, represent at least 40% of the outstanding Common Shares on the date of purchase (the "Minimum Condition") PROVIDED; that Purchaser shall only be required to accept for payment and to purchase that number of Common Shares which, together with Shares beneficially owned by Parent or its affiliates, represents not more than 49% of the outstanding Common Shares on the date of purchase, (ii) any applicable waiting periods under the HSR Act or any applicable foreign antitrust statute shall not have expired or (iii) at any time on or after July 25, 1999 and before the expiration of the Offer, any of the following events shall occur:

                  (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity which directly or indirectly (i) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, (ii) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (iv) otherwise has a Material Adverse Effect on the Company;

                  (b) (i) the representations and warranties of the Company contained in this Agreement at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date) shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect on the Company (or if such representations and warranties are qualified by reference to materiality or a Material Adverse Effect on the Company, shall not be true and correct), (ii) the Company shall have failed to perform in all material respects its covenants or agreements contained in this Agreement which would have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within ten business days after notice by Parent or Purchaser thereof; or

                  (c) it shall have been publicly disclosed that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than 25% of the Shares or any other class of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of the Shares and (ii) such person or group shall not have tendered such Shares pursuant to the Offer;

                  (d) (i) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this Agreement or the Merger, or recommended another proposal or offer, or the Company Board, shall have resolved to do any of the foregoing or (ii) the Company enters into any agreement to consummate any Acquisition Proposal with a Third Party;

                  (e) this Agreement shall have terminated in accordance with its terms;

                  (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock

         Exchange, the Toronto Stock Exchange or the NASDAQ Stock Market which lasts twenty four hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any United States or Canadian governmental authority on the extension of credit generally by banks or other financial institutions;

which in the good faith judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

                  The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.

                                                                        ANNEX II


                              MERGER CONSIDERATION


                  Each Share issued and outstanding immediately prior to the Effective Time, (other than shares to be canceled pursuant to Section 2.07) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (as such term is defined below) as the "Merger Consideration."

                  The "Exchange Ratio" shall be determined as follows:

                  (i) if the Average Trading Price of a share of Parent Common Stock is less than $45.000, the Exchange Ratio shall equal .1556; (ii) if the Average Trading Price of a share of Parent Common Stock is greater than or equal to $45.000, but less than or equal to $58.625, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.00 by the Average Trading Price of a share of Parent Common Stock; (iii) if the Average Trading Price of a share of Parent Common Stock is greater than $58.625 but less than or equal to $62.810, the Exchange Ratio shall equal .1194 and (iv) if the Average Trading Price is greater than $62.810, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.50 by the Average Trading Price of a share of Parent Common Stock. The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the Parent Common Stock.

                  "Average Trading Price" shall be equal to the average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal for the fifteen trading days ending on the date immediately prior to the second full NYSE trading day immediately preceding the Closing Date.

                                                                       ANNEX III


                        FORM OF COMPANY AFFILIATE LETTER



Biovail Corporation International
2488 Dunwin Drive
Mississauga, Ontario
Canada, L5L 1J9


Gentlemen:

                  The undersigned, a holder of shares of common stock, par value $.01 per share ("Company Common Stock"), of Fuisz Technologies Ltd., a Delaware corporation (the "Company"), is entitled to receive, in connection with the merger (the "Merger") between the Company and a direct wholly owned subsidiary of Biovail Corporation International ("Parent"), shares of the common stock of Parent ("Shares"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

                  If, in fact, the undersigned is an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Shares received by the undersigned upon conversion of any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice and counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

                  The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Shares received by the undersigned upon conversion of shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the limitations specified by Rules 144 and 145(d), (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to

Parent is not required to be registered under the Act or (iv) in a transaction that, as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

                  In the event of a sale or other disposition by the undersigned of Shares pursuant to Rule 145(d)(1), the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex A hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Shares disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Shares sold as indicated in the letter.

                  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Shares received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for the purposes of the Act or the third paragraph of this letter.

                  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Shares and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                            Very truly yours,

                                                                         ANNEX A
                                                                    TO ANNEX III


[Name]                                                                    [Date]


                  On _____________ the undersigned sold _____________ Shares (the "Shares"), of Biovail Corporation International (the "Parent"). The Shares were received by the undersigned in connection with the merger of a direct wholly owned subsidiary of Parent with and into Fuisz Technologies Ltd.

                  Based upon the most recent report or statement filed by the Parent with the Securities and Exchange Commission, the Shares sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

                  The undersigned hereby represents that the Shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Shares, and that the undersigned has not made any payment in connection with the offer or sale of the Shares to any person other than to the broker who executed the order in respect of such sale.


                                            Very truly yours,